Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal Year Ended October 31, 2013

WATERTOWN, CT -- (Marketwired - January 28, 2014) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its fiscal year that ended October 31, 2013. These results will be filed on Form 10-K with the Securities and Exchange Commission today.

Total sales for fiscal 2013 decreased slightly to $71.0 million compared to $71.1 million in fiscal 2012. Gross profit increased slightly for the year ended October 31, 2013 to $36.7 million from $36.6 million for the year earlier. Gross profit as a percentage was 52% for both years.

Operating income for the fiscal year ending October 31, 2013 was $2.8 million compared to an operating loss of $16.6 for the same period last year when results were significantly impacted by a write-down of goodwill, a non-cash charge of $20 million. Net income in fiscal 2013 was $571,000 compared to the net loss for fiscal year 2012 of $18.5 million. On a per share basis, the net income (loss) was $.03 per fully diluted share in fiscal 2013, compared to ($.86) per fully diluted share in fiscal 2012.

The expense recorded for impairment of goodwill is a non-cash charge in the fourth quarter of fiscal 2012. It was a result of the assessment of goodwill as of October 31, 2012. When impairment was indicated as of October 31, 2012, the Company recognized impairment in the amount by which the carrying value of goodwill exceeded the implied fair value of goodwill. As of October 31, 2013, considering qualitative factors, we concluded it is more likely than not that the fair value of the Company is greater than its carrying amount; therefore performing the two-step goodwill impairment test was not necessary.

"We have seen an immediate increase in sales resulting from the Universal Business Equipment acquisition in the fourth quarter of 2013," stated Peter Baker, CEO, Crystal Rock Holdings, Inc. "We attribute the sales performance to expertise in sales and systems that has very quickly integrated with our everyday business operations -- creating more density in our southern New England market. As we celebrate our 100th anniversary in 2014 and redefine a more connected customer experience, our executive leadership is operating in complete unison, our daily business pace has accelerated, and, we are completely committed to expanding our online presence in order to deepen the customer relationship. Our commitment to improving the quality of Crystal Rock's customer experience will strengthen our market differentiation by providing more value, not simply the lowest cost."

Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. Launched in 2010, the Crystal Rock Office® brand features traditional office supplies, break room items, furniture and janitorial and sanitation products. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter™", Crystal Rock continues to set high standards in the home and office delivery through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                        CRYSTAL ROCK HOLDINGS, INC.
                           Results of Operations

                                                      Twelve Months Ended:
                                                    -----------------------
                                                    October 31, October 31,
                                                        2013        2012
                                                    ----------- -----------
(000's $)

Sales                                               $    70,981 $    71,122

Income (Loss) from operations                       $     2,790 $   (16,635)

Net Income (Loss)                                   $       571 $   (18,478)

Basic net income (loss) per share                   $      0.03 $     (0.86)
Diluted net income (loss) per share                 $      0.03 $     (0.86)

Basic Wgt. Avg. Shares Out. (000's)                      21,372      21,384
Diluted Wgt Avg. Shares Out. (000's)                     21,372      21,384

Note: This press release contains a forward-looking statement about executing a sales and distribution growth plan and integrating acquired assets to become more profitable. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Establishing a new product channel, such as office products, requires a significant investment of money and management time and requires us to develop systems, such as online ordering systems, to an extent we have not done previously. There is no assurance we can succeed. There are many competitors in the office products business, and some are bigger and better capitalized than we are. To the extent that we try to grow that business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2013, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics.

Contacts:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112 Ext.15